~ MARINEMAX APPOINTS NEW MEMBER TO ITS BOARD OF DIRECTORS ~

CLEARWATER, FL, September 22, 2015 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced that Evelyn Follit has been appointed to its Board of Directors.

Evelyn Follit has been the President of Follit Associates, a corporate technology and executive assessment consulting firm since 2007. From 1997 to 2005, she was an executive of RadioShack Corporation, a consumer electronics retail company, where she held the positions of Senior Vice President, Chief Information Officer, and Chief Organizational Enabling Services Officer. Evelyn has over 20 years in leadership positions with major corporations including IBM and Dun & Bradstreet, in the areas of information technology, human resources and operations management. She is currently on the boards of TECO Energy, Inc. and Beall’s Inc.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of the Company, stated, “We are very excited and honored to have Evelyn Follit join our Board of Directors. We are confident she will be a strong addition to our Board and her wealth of experience and expertise in information technology and operations management will complement our ongoing efforts to continue growing the MarineMax brand. On behalf of the Board, we welcome Evelyn and look forward to her future contributions to the Company.”

Evelyn Follit added, “I’m very excited about joining the MarineMax Board of Directors and working with the company’s management team.  I look forward to the opportunity to assist the company in achieving its strategic goals to maximize shareholder value.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 53 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727/531-1700

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